Exhibit 10.302

EXECUTION DRAFT

PROMISSORY NOTE

$500,000.00December 16 , 2025

FOR VALUE RECEIVED, the undersigned, LODGING FUND REIT III OP, LP, a

Delaware limited partnership ("Maker"), having an address at 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103, HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of ARCADE FARGO LLC, a Delaware limited liability company (together with its successors and assigns, "Holder"), having an address at c/o Arcade Capital LLC, 477 Madison Avenue, 6th Floor, New York, New York 10022, the aggregate principal amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the "Principal Amount"), together with accrued interest (at the applicable rate) thereon, as the same shall become due and payable in accordance with the terms hereof.

1.Definitions. For purposes of this Promissory Note (as amended, amended and restated, supplemented or otherwise modified from time to time, this "Note"), the following terms have the meanings set forth below:

"Affiliate" means, as to any Person (for purposes of this definition, the "Subject Person"), any other Person: (i) which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Subject Person; (ii) which, directly or indirectly, beneficially owns or holds ten percent (10%) or more of any class of stock or any other ownership interest in the Subject Person; (iii) ten percent (10%) or more of the direct or indirect ownership of which is beneficially owned or held by the Subject Person; (iv) which is a member of the family (as defined in Section 267(c)(4) of the Code) ofthe Subject Person or which is a trust or estate, the beneficial owners of which are members of the family (as defined in Section 267(c)(4) of the Code) of the Subject Person; or (v) which, directly or indirectly, is a general partner, controlling shareholder, managing member, officer, director, trustee or employee of the Subject Person.

"Business Day" means any day that is not a Saturday, Sunday or legal holiday in New York, New York.

"Code" means the U.S. Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

"Default Rate" means a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5.0%) above the Interest Rate, compounded monthly.

"Exit Fee" means with respect to any repayment or prepayment of the Principal Amount, an amount equal to one percent ( 1.00%) of that portion of Principal Amount being repaid or prepaid.

"Guarantor" means, individually and collectively as required by context,

(i) Lodging Fund REIT III TRS, Inc., a Delaware corporation, (ii) Legendary Capital, LLC, a North Dakota limited liability company, (iii) Lodging Fund REIT III, Inc., a Maryland corporation,

Exhibit 10.302

(iv) Legendary Capital REIT III, LLC, a Delaware limited liability company, (v) Norman H. Leslie, an individual, and (vi) Core R. Maple, an individual.

"Guaranty" means that certain Guaranty dated as of the date hereof, made by Guarantor for the benefit of Holder.

"Interest Rate" means a rate per annum equal to sixteen percent (16.0%), calculated based upon the actual number of days and a 360-day year.

"Loan Documents" means this Note and all other documents, agreements and instruments no or hereafter evidencing, securing or delivered to Holder in connection with the loan evidenced by this Note including, without limitation, the Guaranty.

"Maturity Date" means the first to occur of: (i) January 1, 2027, and (ii) such earlier date as this Note shall become due and payable in accordance with its terms, whether by declaration of acceleration or otherwise.

"Offering" means the issuance by Maker after the date hereof of convertible debt or equity; provided that there may be one (I) or more offerings.

"Origination Fee" means an origination fee payable to Holder as of the date hereof in an amount equal to one percent (1.00%) of Principal Amount.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

"Remaining Properties" means, individually and collectively, as required by context, each real property identified on Exhibit A attached hereto and expressly made a part hereof.

2.Payments Generally: Default Rate: Late Payment Charge: Making and Application of Payments: Origination Fee: Exit Fee: Prepayments.
(a)Payments Generally, Commencing as of January I, 2026, interest on the outstanding Principal Amount shall accrue at the Interest Rate and be due and payable as hereinafter provided. On February 1, 2026, and on the first day of each calendar month thereafter (each such date, a "Payment Date") through and including the calendar month immediately preceding the Maturity Date, Maker shall pay to Holder the principal and interest thereon at the Interest Rate in equal monthly installments of $45,365.43 (the "Monthly Debt Service Payment Amount"), as reflected on the amortization schedule attached hereto as Schedule 1. All accrued and unpaid interest, the unpaid Principal Amount, the Exit Fee and all other amounts due and owing under this Note shall be paid by Maker to Holder on the Maturity Date. No amount repaid in respect of this Note may be reborrowed.
(b)Mandatory Payments. In addition to the Monthly Debt Service Payment Amount, in connection with the closing of any capital transaction with respect to any of the Remaining Properties, Maker shall cause all net payments, repayments, loan proceeds and any other amounts or distributions that would otherwise be received by Maker, any Guarantor or any

Exhibit 10.302

Affiliate of Maker or any Guarantor (including, without limitation, distributions and ot er payments in connection with any Offering, interest, property sale or refinance sponsored or otherwise maintained by such entity, but expressly excluding payments or distributions required to be made in connection with any of the Remaining Properties with respect to (x) third-party holders of preferred equity that are not Affiliates of Maker of or any Guarantor, (y) unaffiliated secured first mortgage or line-of-credit lenders and (z) bond holders obligated to receive a payment, distribution and/or return) to be paid directly to Holder by (A) the applicable escrow agent or other payee or (B) solely upon receiving Holder's express prior written consent with respect to any such transaction, Maker, which amount shall be applied by Holder in accordance with the terms and conditions of Section 2(g) of this Note. For the avoidance of doubt, until such time as the indebtedness evidenced by this Note has been repaid in full to Holder, unless expressly waived by Holder in writing, Holder shall be included as a payee on every closing statement with respect to any of the Remaining Properties in connection with any payment to be made to Holder pursuant to this clause (b), and the failure to so include Holder on any such closing statement shall be an automatic Event of Default under this Note.

(c)Origination Fee. On the date hereof, as additional consideration for Holder's agreements hereunder, Maker shall pay the Origination Fee to Holder.
(d)Exit Fee. Upon the full repayment of the Principal Amount, Maker shall pay to Holder on the date of such repayment the Exit Fee applicable thereto (i.e., $5,000.00). If prior to the Maturity Date, Holder exercises its right of acceleration as permitted hereunder by reason of an Event of Default, then Holder shall be entitled to immediately receive, in addition to the unpaid Principal Amount, accrued and unpaid interest and all other sums due under the Loan Documents, an amount equal to the Exit Fee applicable to that portion of the original Principal Amount so accelerated. All Exit Fees hereunder shall be deemed to be earned by Holder upon the funding of the loan evidenced by this Note.
(e)Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Principal Amoun, and all other amounts due to Holder shall bear interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein, and shall be payable upon demand from time to time, to the extent permitted by applicable law.
(f)Late Payment Charge. If any payment of the Monthly Debt Service Payment Amount or other sum due hereunder or any other Loan Document is not paid by Maker within five (5) days of the date on which it is due, Maker shall pay to Holder upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the "Late Payment Charge"), in order to defray the expense incurred by Holder in handling and processing such delinquent payment and to compensate Holder for the loss of the use of such delinquent payment. The acceptance of a Late Payment Charge hereunder shall not constitute a waiver by Holder of any Event of Default then existing pursuant to the Loan Documents. Holder's failure to collect a Late Payment Charge at any time shall not constitute a waiver of Holder's right thereafter, at any time and from time to time (including upon acceleration of this Note or upon payment in full of the loan), to collect such previously uncollected Late Payment Charge or to collect subsequently accruing Late Payment Charges.

Exhibit 10.302

(g)Making and Application of Payments. All amounts due hereunder are payable in lawful money of the United States and in immediately available funds to Holder at such place as Holder shall designate in writing to Maker, or at Holder's election, by wire transfer to Holder's designated bank account, or at such other place as Holder shall designate in writing to Maker. If any amount payable hereunder shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest payable herewith. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of this Note, shall be applied by Holder as follows in the following order of priority: First, accrued and unpaid interest at the Interest Rate; Second, to the Exit Fee and any other fees and expenses due under this Note and the other Loan Documents; Third, to any other amounts then due and owing under the Loan Documents; and Fourth, to the Principal Amount. During the continuance of an Event of Default, all proceeds of repayment shall be applied in such order and in such manner as Holder shall elect.
(h)Prepayments. This Note may be prepaid at any time in whole or in part from time to time, provided that any such prepayments shall be accompanied by: (i) a payment of all accrued (but unpaid) interest on that portion of the Principal Amount being prepaid, and (ii) the Exit Fee applicable thereto, but with no other prepayment fee, interest or penalty.
3.Remaining Property Capital Transactions. In connection with any capital transaction to be undertaken with respect to any of the Remaining Properties (including, without limitation, any Offering, property sale or refinance) where Maker, any Guarantor or any Affiliate of Maker or any Guarantor is entitled to any portion of the proceeds of such capital transaction as provided under Section 2(b) of this Note, Maker shall, or shall cause the applicable owner of such Remaining Property to:
(a)Pursuant to Section 2(b) of this Note, make a payment to Holder of all net proceeds paid or that that would otherwise be payable to (i) the owner of such Remaining Property,

(ii) Maker, (iii) any Guarantor or (iv) any Affiliate of Maker or any Guarantor until such time as the full amount due and payable under this Note to Holder by Maker has been repaid;

(b)Give Holder at least twenty (20) days' prior written notice of any such sale or capital transaction with respect to any Remaining Property;
(c)At least fifteen (15) days prior to the closing date of any such sale or capital transaction of any of the Remaining Properties, provide Holder with direct contact information for any escrow or settlement agent with respect to such sale or capital transaction of any of the Remaining Properties (and update Holder immediately upon any change, addition or replacement of any applicable escrow or settlement agent) accompanied by written authorization for Holder to directly contact any such agent, transact with such agent to ensure payment of all amounts due to Holder with respect to any Remaining Properties pursuant to this Note and, as applicable, provide payment instructions for disbursement of any such amounts due and payable to Holder in accordance with the terms and conditions of this Note; and
(d)Deliver to Holder a copy of the draft final closing settlement statement for such sale or capital transaction at least three (3) business days prior to the closing of such sale or

Exhibit 10.302

capital transaction, which closing settlement statement shall be expressly subject to Ho] er's review and approval.

The breach of any of the requirements under this Section 3 shall be an automatic Event of Default, and the full amount of the loan evidenced by this Note (including unpaid interest, interest at the Default Rate, Late Payment Charges, Exit Fees and any other amounts owing by Maker) shall immediately and automatically become due and payable, without notice or demand, and Maker hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

4.Financial Reporting. Maker shall furnish to Holder: (a) within forty-five (45) days after each calendar quarter or upon the filing of SEC Form 10-Q or Form 10-K, whichever is later, a complete copy of Maker's and each Guarantor's quarterly financial statements, certified as true, correct and complete by Maker and each such Guarantor, (b) within thirty (30) days after the date filed, as applicable, a complete copy of the tax return of Maker and each Guarantor prepared by an independent certified public accountant, certified by such person or entity and in form, content, level of detail and scope reasonably acceptable to Holder, and (c) such other financial information as is reasonably requested by Holder in writing with respect to Maker and any Guarantor.

In addition to the above, Maker shall furnish to Holder a complete copy of the tax return of Guarantor Corey R. Maple for the 2024 tax year within fifteen (15) days after the date filed. Maker's failure to so timely deliver to Holder the tax return of Corey R. Maple shall be an automatic Event of Default, and the full amount of the loan evidenced by this Note (including unpaid interest, interest at the Default Rate, Late Payment Charges, Exit Fees and any other amounts owing by Maker) shall immediately and automatically become due and payable, without notice or demand, and Maker hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

5.No Distributions. Until such time as the loan evidenced by this Note has been repaid in full, other than (x) those specific payment obligations existing as of the date hereof identified on Schedule 2 attached hereto or (y) any required expenses incurred and payable hy Maker after the date hereof, as expressly approved by Holder in writing in Holder's reasonable discretion, none of Maker, any Guarantor or any Affiliate of Maker or any Guarantor shall make or receive any distribution(s), fee(s), loan repayment(s) or any other payment(s) (including, without limitation, refinancing fees, disposition fees, incentive fees, promote payments, sponsor payments, management fees, loan repayments (including intercompany, investor or sponsor loans) and/or affiliate payments) to or from its members or direct or indirect equity holders (it being acknowledged and agreed that bondholders and preferred equity participants under obligations existing as of the date hereof are not equity holders for the purposes hereof) at any time or any third parties, including, without limitation, any net proceeds payable with respect to any of the Remaining Properties. Any distribution of funds to Maker, any Guarantor or any Affiliate of Maker or any Guarantor in breach of this section shall be an automatic Event of Default.
6.	Covenants; Representations.
(a)Maker agrees that it will not: (i) grant a consensual lien on, hypothecate or encumber any of its assets in connection with any other indebtedness for borrowed money incurred by Maker without Holder's prior written consent, which shall be granted in Holder's reasonable

Exhibit 10.302

discretion, provided, however, in the ordinary course of business and on terms which are intrinsically fair, Maker may incur secured indebtedness of up to $10,000,000 in the aggregate from an unrelated third-party lender in which neither Maker nor any Guarantor, nor any Affiliate of Maker or any Guarantor, has any beneficial interest to complete work on a hotel owned directly or indirectly by Maker or otherwise provide seasonal bridge financing with respect to any such hotel; (ii) sell, lease, assign, transfer or otherwise dispose of all or substantiaJly all of its assets,

(iii) dispose of any of its assets outside the ordinary course of its business or (iv) incur any indebtedness for borrowed money which is senior in right of repayment (or pari passu in right of repayment) to this Note.

(b)	Maker represents and warrants as of the date hereof:

(i)Maker ls a duly formed limited liability company orgariizedi.mder the laws of the State of North Dakota, validly existing, in good standing. Maker has full power and authority to conduct its business as presently conducted, to enter into this Note and the other Loan Documents and to perform all of its duties and obligations hereunder, such execution and performance have been duly authorized by all necessary legal requirements.

(ii)Maker has full power and authority to execute and deliver this Note and the other Loan Documents and to perform its obligations hereunder and thereunder. Upon the execution and delivery thereof, this Note and the other Loan Documents will each be valid, binding and enforceable upon Maker in accordance with their terms, except as limited by bankruptcy and creditors rights Jaws and general principles of equity. Execution and delivery of this Note and each of the other Loan Documents will not contravene, conflict with, violate or constitute a default under (i) the certificate of formation and operating agreement governing Maker or (ii) any applicable Jaw, rule, regulation, judgment, decree or order or any agreement, indenture or instrument to which Maker is a party or is bound. Maker has taken all necessary action to authorize the execution, delivery and performance of this Note and each of the other Loan Documents.
(iii)There are no actions, suits or proceedings at Jaw or in equity by or before any governmental authority or agency now pending or, to Maker's knowledge, threatened in writing against or affecting Maker, which actions, suits or proceedings, if determined against Maker, would reasonably be expected to have a material adverse effect on the financial condition or business of Maker.

(iv)Maker has (a) not entered into this transaction or executed this Note or any of the other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Note and the other Loan Documents. Giving effect to the making of the Note (referred to as the "Debt Financing"), the fair saleable value of Maker's assets exceeds and will, immediately following the consummation of the Debt Financing, exceed Maker's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Maker's assets is and will, immediately following the closing of the Debt Financing, be greater than Maker's probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Maker's assets do not, and, immediately following the

Exhibit 10.302

closing of the Debt Financing, will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Maker does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Maker and the amounts to be payable on or in respect of obligations of Maker).

7.	Events of Default: Remedies.
(a)The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:
(i)Makerfailsi:o pay: (AforieacnPiiyinenf ITate, MontlityDebl Service Payment Amount, (B) on the Maturity Date (whether by scheduled maturity, acceleration, demand or otherwise), all accrued and unpaid interest, the unpaid Principal Amount (together with the Exit Fee applicable thereto) and all other amounts due and owing under the Loan Documents or (C) any other amounts payable hereunder within five

(5) days' of written notice from Holder as the same shall become due; or

(ii)Maker shall fail to perform or observe any of the covenants set forth in this Note or in the other Loan Documents, and such noncompliance shall be continuing for a period of more than ten (10) days after Holder provides written notice thereof; or
(iii)any representation or warranty made by Maker herein or by Maker or any Guarantor in any other Loan Document shall be false or misleading in any material respect; or
(iv)an Event of Default as defined or described elsewhere in this Note or in any other Loan Document occurs or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Holder to accelerate the maturity of any portion of the indebtedness evidenced by this Note in accordance with the terms hereof; or
(v)(A) Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any company action in furtherance of any of the foregoing, or

(B) an involuntary petition is filed against Maker (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Maker.

(b)Upon the occurrence and during the continuance of an Event of Default, Holder shall have the right to, without notice to or demand on Maker, to declare the outstanding principal (together with the Exit Fee applicable thereto) and all accrued and unpaid interest hereunder immediately due and payable, provided, that, upon the occurrence and continuance of an Event of Default specified in Section 7(a)(v), all amounts owing under this Note shall immediately become due and payable (without any right of presentment, notice, demand and

Exhibit 10.302

protest, or notice of acceleration), which shall expressly include all accrued interest and the Exit Fee. In addition to the right of acceleration, and all other rights set forth herein or in the other Loan Documents, upon the occurrence and continuance of an Event of Default, Holder shall have any and all of the rights and remedies available at law or in equity.

8.Lost or Destroyed Note. Upon receipt by Maker of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to Maker or, in case of any such mutilation, upon surrender and cancellation of this Note, Maker will issue a new Note of like tenor in lieu of this Note.

9.	Severability. \Vherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under apphcable law, burtf-any--proviston-ofthis--Note---'-'- ---shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

10.Notices. Maker and Holder agree that all notices or other communications provided for hereunder shall be in writing and shall be e-mailed (or, if e-mail is not available, sent by regular mail) in the case of Maker, to Lodging Fund REIT III OP, LP, 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103, Attention: Samuel C. Montgomery (smontgomery@legendarycap.com) (or such other address as may hereafter be specified by Maker to Holder in writing), with a copy (which copy shall not constitute notice) to DLA Piper LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121, Attention: Darryl Steinhause, Esq. (darryl.steinhause@us.dlapiper.com), and in the case of Holder, to Arcade Fargo LLC, c/o Arcade Capital LLC, 477 Madison Avenue, 6th Floor, New York, New York 10022, Attention: William

T. Obeid (wobeid@arcadecapial.com), with a copy (which copy shall not constitute notice) to Firsel Ross Gussis & Alexander LLC, 10 Parkway North Blvd., Suite 110, Deerfield, Illinois 60015, Attention: Samuel P. Gussis, Esq. (sgussis@firselross.com). All notices and communications shall be effective (i) if e-mailed, upon delivery (unless notice of non-delivery is received by the sender within 12 hours of delivery) or (ii) if mailed, when received or three (3) days after mailing, whichever is earlier.

11.Amendment and Modification. Each of Maker and Holder agrees that no change, waiver, modification or amendment of this Note shall be effective without the prior written approval of Maker and Holder.

12.Assignments. The obligations hereunder may not be assigned by Maker without the express prior written consent of Holder. Any attempt to assign this Note in contravention of this Section shall be deemed null and void ipso facto. Holder shall have the unrestricted right at any time or from time to time to sell this Note. Maker shall execute, acknowledge and deliver any and all instruments reasonably requested by Holder to satisfy such purchasers that the unpaid indebtedness evidenced by this Note is outstanding upon the terms and provisions set out in this Note.

Exhibit 10.302

13.Waivers. Except as specifically provided in the Loan Documents, Maker does hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, and non-payment, notice of intent to accelerate the maturity hereof and notice of such

Exhibit 10.302

acceleration. No release of any security for the Loan or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note or the other Loan Documents made by agreement between Holder and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker under this Note or the other Loan Documents

14.Costs and Expenses. Maker agrees to pay on demand all reasonable, out-of-pocket costs and expenses, including reasonable counsel fees and expenses, in connection with the preparation, negotiation, modification and enforcement (whether through negotiations, legal proceedings or otherwise) of this Note and the other Loan Documents. Without limiting the foregoing, cost and expenses associated with the preparation and execution of the Note and the

--------'-'-'o=th�r Loan Documents shall not exceed $10,000 in the aggregate and Maker agrees to promptly reimburse Holder for such amounts.•••  •  •

15.GOVERNING LAW; WAIVER OF JURY TRIAL. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES). MAKER AND HOLDER VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH MAKER AND HOLDER MAY BE PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

16.Usury Savings. This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance of this Note at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum rate allowed under applicable law. If, by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the maximum rate allowed under applicable law, the interest rate, or the default rate, as the case may be, shall be deemed to be immediately reduced to the maximum rate allowed under applicable law and all previous payments in excess of the maximum rate allowed under applicable law shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the sums due under this Note, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Note does not exceed the maximum rate allowed under applicable law of interest from time to time in effect and applicable to the Note for so long as the Note is outstanding.

17.Successors and Assigns. This Note shall be binding upon Maker and its successors, and shall inure to the benefit of Holder and its successors and permitted assigns.

18.Conditions Precedent. The effectiveness of this Note is subject to satisfaction of the following conditions precedent in a manner satisfactory to Holder, unless expressly waived in writing by Holder:
(a)	Holder shall have received this Note duly executed by Maker;

Exhibit 10.302

(b)	Holder shall have received the Guaranty duly executed by eacuarantor;
(c)Maker shall have delivered to Holder each of the following, in form and substance as reasonably approved by Holder:
(i)a certified copy of the Articles of Organization of Maker issued by the Secretary of State of the State ofNorth Dakota;
(ii)a Certificate of Good Standing for Maker issued by the Secretary of State ofthe State of North Dakota;
(iii)	a complete copy of the limited liability company agreement of

- -- ----Maker;certifted--as-true-,e0ffwt, eompwteand-accurate-by anofficer_of.Maker�

(iv)a true, complete and accurate organizational chart for Maker illustrating all Persons who have a direct or indirect ownership interest in Maker;
(v)a schedule of Maker's total debts and liabilities (including the maximum amount of Maker's contingent liabilities on its debts as such debts become absolute and matured), certified as true, correct, complete and accurate in all material respects by an officer of Maker, including, without limitation, any subordinated, unliquidated, disputed and/or contingent liabilities and other commitments; and
(vi)such other documentation or detailed information with respect to Maker or any Guarantor as shall be reasonably requested by HoIder in connection with this Note;
(d)Maker shall have delivered to Holder a fully completed copy of Exhibit A attached hereto with all required information included, which shall be subject to Holder's approval in its reasonable discretion;
(e)the representations and warranties contained in this Note and in the Guaranty and any other Loan Document shall be true and correct in all material respects as of the date thereof and as if made on the date hereof.

[Remainder ofPage Intentionally Left Blank; Signature Page Follows]

Exhibit 10.302

IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first set forth above.

Maker:

LODGING FUND REIT III OP, LP,

a Delaware limited partnership

By:Lodging Fund REIT III, Inc.,

_a Delaware corporation, its General Partner

By: /s/ Samuel C. Montgomery

Name: Samuel C. Montgomery

Its: COO

Exhibit 10.302

[Promissory Note - Signature Page]

Exhibit 10.302

Loan and Property Schedule [see attached page(s)]

Exhibit 10.302

Schedule 1

Interest Rate		16.00%
Loan Amount		$500,000
Amort (Months)		12
Pay-a-atec----'-··-·---Beg-Bal		-	Interest	Debt.-Seivice-'--·'·eri.n.cipaL .E.nd..Bal .
2/1/26	$500,000	$6,667		$45,365.43	$38,699	$461,301
3/1/26	$461,301	$6,151		$45,365.43	$39,215	$422,086
4/1/26	$422,086	$5,628		$45,365.43	$39,738	$382,349
5/1/26	$382,349	$5,098		$45,365.43	$40,267	$342,081
6/1/26	$342,081	$4,561		$45,365:43	$40,804	$301,277
7/1/26	$301,277	$4,017		$45,365.43	$41,348	$259,929
8/1/26	$259,929	$3,466		$45,365.43	$41,900	$218,029
9/1/26	$218,029	$2,907		$45,365.43	$42,458	$175,571
10/1/26	$175,571	$2,341		$45,365.43	$43,024	$132,546
11/1/26	$132,546	$1,767		$45,365.43	$43,598	$ 88,948
12/1/26	$88,948	$1,186		$45,365.43	$44,179	$ 44,769
1/1/27	$44,769	$597		$45,365.43	$44,769	$

Monthly Debt Service Payment Amount Amortization Schedule

EXHIBIT 10.302

Schedule 2

Existing Maker Payment Obligations

[Please provide a schedule of existing payment obligations for approval]

1

Exhibit 10.302

Schedule 2-1

2